Exhibit 10.1

PGIM Private Credit Fund

AMENDED AND RESTATED SUBADVISORY AGREEMENT

Amended and Restated Subadvisory Agreement, dated as of this 15th of November, 2024, between PGIM Investments LLC (PGIM Investments or the Manager), a New York limited liability company, and PGIM, Inc. (PGIM), a New Jersey corporation (the Subadviser) (the Agreement).

WHEREAS, the Manager has entered into a Management Agreement (the Management Agreement) dated May 5, 2023, with PGIM Private Credit Fund, a Delaware Statutory Trust (the Fund) and non-diversified, closed-end management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PGIM Investments acts as the Manager of the Fund; and

WHEREAS, the Manager and the Subadviser entered into that certain Subadvisory Agreement, dated as of n May 5, 2023 (the “Original Agreement”), and each now desire to amend and restate the Original Agreement; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desires to retain PGIM Private Capital (“PPC”) and PGIM Fixed Income (“PFI”), each an individual and separate business unit of PGIM, as the Subadviser to provide investment advisory services to the Fund and to manage such portion of the Fund as the Manager shall from time to time direct, and the Subadviser is willing to render such investment subadvisory services (for clarity, the term “Subadviser” as used in this Agreement shall refer and apply severally to each of PPC and PFI, as the context requires, and references to the “Subadviser” when referring to the subadvisory services, powers and duties undertaken by PPC and the related compensation payable pursuant to this Agreement shall apply solely to PPC and the portion of the Fund’s portfolio managed by PPC and the subadvisory services, powers and duties undertaken by PFI and the related compensation payable pursuant to this Agreement shall apply solely to PFI and the portion of the Fund’s portfolio managed by PFI); and

NOW, THEREFORE, the Parties agree as follows:

1. Powers and Duties of the Subadviser. (a) Subject to the supervision of the Manager and the Board of Trustees (the Board) of the Fund, the Subadviser shall manage such portion of the Fund's portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the Prospectus), and subject to the following understandings:

(i) The Subadviser shall provide supervision of the Fund's investments and shall determine from time to time what financial instruments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash or cash equivalents. In the event that the Fund determines to acquire debt financing, the Subadviser will arrange for such financing on the Fund’s behalf. If it is necessary or appropriate for the Subadviser to make investments on behalf of the Fund through a special purpose vehicle, the Subadviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle (in accordance with the 1940 Act).

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Declaration of Trust of the Fund, the Bylaws of the Fund, the Prospectus of the Fund, and the Fund's valuation procedures and any other procedures adopted by the Board applicable to the Fund (and any amendments thereto) as provided to it by the Manager (the Fund Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Fund, co-operate with the Manager's (or its designees') personnel responsible for monitoring the Fund’s compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, upon the request of the Manager, prepare and file such Fund reports as are, or may in the future be, required by the U.S. Securities and Exchange Commission (the Commission) and will assist the Manager, upon request, with any required filings with the Commission that may be filed by the Manager. Further to the foregoing, the Subadviser and the Manager acknowledge that the Subadviser is not the compliance agent for the Fund and does not have access to all of the Fund’s books and records necessary to perform certain compliance testing. Without limiting the preceding obligations of the Subadviser, if the Manager notifies the Subadviser that the Manager has determined, in its sole discretion, that the Fund assets managed by the Subadviser are not in compliance with the Fund Documents, the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, the Subadviser will promptly take action to bring such assets back into compliance, provided, however, that the Subadviser’s action shall not, in and of itself, constitute an admission by the Subadviser that the assets managed by the Subadviser are not in compliance with such requirements. The Manager shall provide the Subadviser timely with copies of any updated Fund Documents..

(iii) The Subadviser shall determine the Fund's financial instruments and securities to be purchased or sold and may place orders with or through such persons, brokers or dealers (including but not limited to any broker or dealer affiliated with the Manager or the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Fund with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser's other clients may be a party. The Manager (or Subadviser) to the Fund each shall have discretion to effect investment transactions for the Fund through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Fund and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission. Pursuant to the rules promulgated under Section 326 of the USA Patriot Act, broker-dealers are required to obtain, verify and record information that identifies each person who opens an account with them. In accordance therewith, broker-dealers whom the Subadviser selects to execute transactions in the Fund's account may seek identifying information about the Fund.

On occasions when the Subadviser deems the purchase or sale of a security or other financial instruments to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other financial instruments to be sold or purchased. In such event, allocation of the securities or other financial instruments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Fund's portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Manager or the Trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund's securities or other financial instruments.

(v) The Subadviser or an affiliate shall provide the Fund's custodian (the Custodian) on each business day with information relating to all transactions concerning the Fund's assets and shall provide the Manager with such information upon request of the Manager.

(vi)  The Subadviser acknowledges that the Manager and the Fund may rely on Rule l7a-10, Rule 10f-3, Rule 12d3-l and Rule 17e-l under the 1940 Act, and, if applicable, the Subadviser hereby agrees that it shall not consult with any other subadviser to the Fund, including a subadviser to a portfolio of the Fund’s assets that is under common control with the Fund, with respect to transactions in securities for the Fund's portfolio or any other transactions of Fund assets, except as permitted by the policies and procedures of the Fund.

(b) The Subadviser shall authorize and permit any of its directors, officers and employees who may be elected as Trustees or officers of the Fund to serve in the capacities in which they are elected. Services to be furnished by the Subadviser under this Agreement may be furnished through the medium of any of such directors, officers or employees.

(c) The Subadviser shall keep the Fund's books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser's services hereunder needed by the Manager to keep the other books and records of the Fund required by Rule 3la-1 and Rule 31a-4 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser will surrender promptly to the Fund any of such records upon the Fund's request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 3la-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph l(a) hereof.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), and other applicable state and federal regulations.

(e) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule l7j-l under the 1940 Act and Rule 204A-l under the Advisers Act, a copy of which shall be provided to the Manager and the Fund and shall institute procedures reasonably necessary to prevent any Access Person (as defined in Rule l7j-l under the 1940 Act and Rule 204A-l under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it maintains adequate compliance procedures to ensure its compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which shall be provided to the Manager and the Fund upon reasonable request. The Subadviser shall assure that its employees comply in all material respects with the provisions of Section 16 of the 1934 Act, and to cooperate reasonably with the Manager for purposes of filing any required reports with the Commission or such other regulator having appropriate jurisdiction.

(f) The Subadviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(g) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Fund's portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(h) The Subadviser acknowledges that it is responsible for providing the Manager with its views regarding whether market quotations are readily available for the Fund's portfolio securities, whether those market quotations are reliable for purposes of valuing the Fund's portfolio securities, and promptly notifying the Manager upon the occurrence of any significant event with respect to any of the Fund's portfolio securities in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff, subject to compliance with the 1940 Act, including Rule 2a-5 thereunder, and the Fund’s valuation policies and procedures. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will provide information to the valuation committee of the Fund or the Manager regarding the valuation of securities of the Fund as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

(i) The Subadviser shall provide the Manager with any information reasonably requested regarding its management of the Fund's portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission. The Subadviser shall provide the Manager with any reasonable certification, documentation or other information reasonably requested or required by the Manager for purposes of the certifications of shareholder reports by the Fund's principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Fund and the Manager if the Subadviser becomes aware of any information in the Prospectus that is (or will become) materially inaccurate or incomplete.

(j) The Subadviser shall comply with the Fund Documents provided to the Subadviser by the Manager or the Fund. The Subadviser shall notify the Manager as soon as reasonably practicable upon detection of any material breach of such Fund Documents.

(k) The Subadviser shall keep the Fund and the Manager informed of developments relating to its duties as Subadviser of which the Subadviser has, or should have, knowledge that would materially affect the Fund. In this regard, the Subadviser shall provide the Fund, the Manager, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Manager may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Manager and the Board with reports regarding the Subadviser's management of the Fund's portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Manager. The Subadviser shall certify quarterly to the Fund and the Manager that it and its "Advisory Persons" (as defined in Rule l7j-1 under the 1940 Act) have complied materially with the requirements of Rule 17j-1 under the 1940 Act during the previous quarter or, if not, explain what the Subadviser has done to seek to ensure such compliance in the future. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 and Rule 38a-l under the 1940 Act, concerning the Subadviser's Code of Ethics and compliance program, respectively, to the Fund and the Manager. Upon written request of the Fund or the Manager with respect to material violations of the Code of Ethics directly affecting the Fund, the Subadviser shall permit representatives of the Fund or the Manager to examine reports (or summaries of the reports) required to be made by Rule 17j-l(d)(l) relating to enforcement of the Code of Ethics.

(l)  For the avoidance of doubt, PPC, in its capacity as the Subadviser, shall not provide investment advice or guidelines monitoring to the Fund regarding any of its assets other than the portion of the Fund’s assets managed by PPC, and PFI, in its capacity as the Subadviser, shall not provide investment advice or guidelines monitoring to the Fund regarding any of its assets other than the portion of the Fund’s assets managed by PFI.

2. Responsibility of the Manager. (a) The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser's performance of its duties under this Agreement. The Manager shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets managed by the Subadviser, cash requirements and cash available for investment in the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Fund that affect the duties of the Subadviser).

(b) During the term of this Agreement, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment, electronic mail or hand delivery.

3. Compensation. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a subadvisory fee, and as applicable an incentive fee as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager's receipt of payment from the Fund for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Fund that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. Liability. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on the Subadviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Fund may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Manager's willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys' fees, which may be sustained as a result of the Subadviser's willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. Term and Termination. (a) Unless earlier terminated as provided in Section 5(b), this Agreement shall continue in effect for a period of two years from the date hereof. Thereafter, if not terminated, this Agreement shall continue in effect for successive periods of 12 months only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act.

(b) This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Fund and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered by electronic mail and mailed by registered mail, postage prepaid, (1) to the Manager and/or Fund at 655 Broad Street, Newark, NJ 07102-4077, Attention: Secretary; and (2) to the Subadviser c/o PGIM Private Capital and/or PGIM Fixed Income, as applicable, at 655 Broad Street, Newark, NJ 07102-4077, Attention: Chief Legal Officer.

6. No Exclusivity. Nothing in this Agreement shall limit or restrict the right of the Subadviser's directors, officers or employees who may also be a Trustee, officer or employee of the Fund to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association. The investment advisory services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Manager understand and agree that if the Manager manages the Fund in a “manager of managers” style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Fund’s Board as to whether the contract with one or more subadvisors should be renewed, modified, or terminated, and (iii) periodically report to the Fund’s Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process, subject to the provisions of Section 5(b) and Section 9.

7. Amendments. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained in conformity with the requirements of the 1940 Act.

8. Governing Law. This Agreement shall be governed by the laws of the State of New York.

9. 1940 Act Controls. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations adopted under the 1940 Act, or orders or other published guidance of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order or other published guidance of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order or other published guidance.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PGIM INVESTMENTS LLC

By:	/s/ Scott Benjamin
Name:	Scott Benjamin
Title:	Executive Vice President

PGIM, INC. on behalf of PGIM Private Capital

By:	/s/ Matthew Harvey
Name:	Matthew Harvey
Title:	Executive Managing Director

PGIM, INC. on behalf of PGIM Fixed Income

By:	/s/ Daniel Malooly
Name:	Daniel Malooly
Title:	Authorized Signatory

SCHEDULE A

PGIM Private Credit Fund

As compensation for services provided by the Subadviser, the Manager will pay the Subadviser a subadvisory fee and, as applicable, an incentive fee.

PGIM Private Capital: The subadvisory fee is payable monthly in arrears by the Manager to the Subadviser’s business unit PGIM Private Capital at an annual rate of 1.00% of the value of the Fund’s net assets within the direct lending portion of the portfolio managed by the Subadviser as of the beginning of the first calendar day of the applicable month. For the first calendar month, net assets will be measured as the date that the Fund first publicly sells shares to a person or entity other than the Manager or its affiliates.

In addition, the Manager will pay PGIM Private Capital 75% of the incentive fee that the Manager receives from the Fund as set forth in the Management Agreement.

PGIM Fixed Income: The subadvisory fee is payable monthly in arrears by the Manager to the Subadviser’s business unit PGIM Fixed Income at an annual rate of 0.42% of the value of the Fund’s net assets within the broadly syndicated loan portion of the portfolio managed by the Subadviser as of the beginning of the first calendar day of the applicable month. For the first calendar month, net assets will be measured as of the date that the Fund first publicly sells shares to a person or entity other than the Manager or its affiliates.

For the avoidance of doubt, no incentive fee shall be paid by the Manager to PGIM Fixed Income.

Dated as of November 15, 2024.